Exhibit 5.1

May 8, 2025

Evergy, Inc.

1200 Main Street

Kansas City, Missouri 64105

Re: Evergy, Inc.

Ladies and Gentlemen:

I have served as Senior Vice President, General Counsel and Corporate Secretary of Evergy, Inc., a Missouri corporation (the “Company”), in connection with (i) the offer and sale from time to time of shares of the Company’s common stock, without par value (the “Common Stock”) covered by the Registration Statement on Form S-3 (No. 333-281614) (the “Registration Statement”) filed on August 16, 2024 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), having an aggregate offering price of up to $1,200,000,000 (the “Shares”) pursuant to the Equity Distribution Agreement, dated as of the date hereof (the “Equity Distribution Agreement”), between the Company and each of (a) Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as managers (each, a “Manager” and, collectively, the “Managers”), (b) Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association (each, in its capacity as purchaser under any forward sale agreement, a “Forward Purchaser” and, collectively, the “Forward Purchasers”) and (c) Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (each, as agent for its affiliated Forward Purchaser in connection with the offering and sale of any shares of the Common Stock in connection with a forward sale agreement, a “Forward Seller” and, collectively, the “Forward Sellers”) and (ii) the issuance and sale from time to time of shares of the Common Stock pursuant to the Master Forward Confirmations, dated the date hereof, between the Company and each Forward Purchaser (each a “Forward Confirmation” and, collectively, the “Forward Confirmations”).

In rendering the opinion expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that

1.

The Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable; and

2.

The shares of Common Stock, if any, to be issued and sold by the Company pursuant to the Forward Confirmations (whether upon physical settlement, net share settlement or otherwise) have been duly authorized and, when issued and delivered by the Company in accordance with the Forward Confirmations, such shares of Common Stock will be validly issued, fully paid and nonassessable.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.

I hereby authorize and consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Commission on the date hereof and to its incorporation by reference into the Company’s Registration Statement. In addition, I authorize and consent to the references to me under the caption “Experts” in the prospectus supplement relating to the Shares forming a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Heather A. Humphrey
Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary